Exhibit 99.1

Double Eagle Petroleum Company

1675 Broadway, Suite 2200 Denver, Colorado, 80202· 1-303-794-8445 · Fax: 1-303-794-8451

Denver, Colorado – FOR 5:00 PM EST RELEASE

Date: November 7, 2012

Double Eagle Petroleum Reports Third Quarter Financial and Operations Results

Denver, Colorado—Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today its financial results for the third quarter ended September 30, 2012. The Company had a net loss attributable to common stock of $(4,498,000), or $(0.40) per share for the second quarter of 2012 as compared to net income attributable to common stock of $2,906,000, or $0.26 per share in the same prior-year period. The net loss for the quarter ended September 30, 2012 was primarily attributed to a non-cash decrease in the fair value of its economic hedges of $(4,993,000), as compared to an increase in the fair value of its economic hedges of $4,642,000 for the quarter ended September 30, 2011. This non-cash loss was coupled with a 22% decrease in the Company’s average realized natural gas price as compared to the third quarter of 2011. These decreases were offset by a 5% increase in production volumes for the quarter ended September 30, 2012 as compared to the same prior-year period.

Clean earnings, a non-GAAP metric used by the Company, totaled $3,841,000 for the quarter ended September 30, 2012, or $0.34 per share, as compared to $5,693,000, or $0.51 per share, for the quarter ended September 30, 2011. Clean earnings excludes the effects on net income of non-cash charges, including depreciation, depletion and amortization expense, unrealized gains and losses related to the Company’s economic hedges, as well as stock-based compensation expense. Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table at the end of this release for the reconciliation of clean earnings to GAAP.

The Company realized an average natural gas price of $3.60 per Mcf during the quarter ended September 30, 2012, including the realized gains and losses from its hedging program. Excluding the impact of its commodity hedges, the Company’s realized natural gas price was $2.33, as the average Colorado Interstate Gas price, which is the market in which the Company sells most of its gas, decreased approximately 30% for the quarter ended September 30, 2012 as compared to the third quarter of 2011. The Company has historically entered into forward sales contracts, collars and fixed price swaps to manage the price risk associated with its natural gas production. All of the contracts the Company enters into are at no up-front cost to the Company. The table below summarizes the Company’s current open derivative contracts as of September 30, 2012.

Type of Contract	Remaining Contractual Volume (Mcf)	Daily Production	Term	Contract Price (1)
Fixed Price Swap	460,000	5,000	01/12-12/12	$5.10
Fixed Price Swap	920,000	10,000	01/12-12/12	$5.05
Fixed Price Swap	450,000	5,000	08/12-12/12	$3.00
Fixed Price Swap	2,190,000	6,000	01/13-12/13	$5.16
Costless Collar	2,190,000	6,000	01/13-12/13	$5.00 floor
				$5.35 ceiling
Costless Collar	2,160,000	6,000	01/13-12/13	$3.25 floor
				$4.00 ceiling
Fixed Price Swap	1,825,000	5,000	01/14-12/14	$4.27
Costless Collar	1,800,000	5,000	01/14-12/14	$4.00 floor
				$4.50 ceiling

Total	11,995,000

(1)	All contracts are indexed to the New York Mercantile Exchange.
(2)	The Company entered into these contracts subsequent to September 30, 2012

Balance Sheet and Liquidity

The Company’s working capital totaled $7,491,000 at September 30, 2012. It had $46,200,000 outstanding on its $150 million credit facility ($60 million borrowing base) as of September 30, 2012, with an average interest rate of 3.1%. On October 9, 2012, the Company exercised its preferential purchase right to acquire additional working interest in the Catalina and Spy Glass Hill Units in the Atlantic Rim. During the quarter ended September 30, 2012 the Company drew-down on its credit facility to prepay $4,200,000 of the total $4,873,000 purchase price. The Company expects to invest $15 to $20 million in its development and exploration programs in the Atlantic Rim and Pinedale Anticline in 2012, both of which are low cost producing fields. Approximately $3 to $6 million of this is expected to be incurred in the fourth quarter of 2012.

Production and Operations

The Company currently is completing and testing the Niobrara appraisal well in the Catalina Unit. Two deep gas formations and three of the Niobrara stages have been fracture stimulated. The Niobrara completions are currently on flow back and are being evaluated. The Company currently plans to complete three additional Niobrara stages during the fourth quarter of 2012.

The Company’s natural gas and oil production totaled 2.5 Bcfe for the quarter ended September 30, 2012, which represented an increase of 5% as compared to the quarter ended September 30, 2011.

At the Company-operated Catalina Unit, production increased 16% to 1.4 Bcf primarily due to the production added from the 13 new wells it drilled as part of the 2011 drilling program. The Company did experience a compressor failure in September 2012, which resulted in 30 days of decreased production from the new wells drilled in 2011. The compressors have since been repaired and management expects better production results from the new wells in the fourth quarter of 2012.

Production-related revenue decreased 15% to $10,940,000 for the quarter ended September 30, 2012, as compared to $12,922,000 for the quarter ended September 30, 2011. The production-related revenue included realized gains of $3,166,000 and $161,000 for the quarters ended September 30, 2012 and 2011, respectively, for the settlement of certain derivative instruments, which are not accounted for as cash flow hedges. Production-related revenue was lower due to the decrease in the Company’s realized natural gas price.

Production Costs

The Company’s production costs decreased to $1.09 per Mcfe for the quarter ended September 30, 2012 as compared to $1.24 per Mcfe a year ago. The Company believes the decrease in operating costs were driven by lower operating expenses in the Spyglass Hill Unit due to the operator decreasing maintenance-related expenditures as well as decreasing the overhead costs allocated to this unit winding down activity as it planned to sell these assets. The Company continues to experience higher compression, power and water hauling expenses at the Catalina Unit related to the addition of the 13 new wells.

Form 10-Q and Earnings Conference Call

Please refer to the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission on November 8, 2012, for a more detailed discussion of the Company’s results.

Double Eagle will host a conference call to discuss results on Thursday, November 8, 2012 at 11:00 a.m. Eastern Daylight Time (9 a.m. Mountain Daylight). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 956698#.

A replay of this conference call will be available for one week by calling (800) 704-9804 and using pass code * then 956698#.

SUMMARY STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Revenues
Oil and gas sales	$6,498	$11,540	$17,742	$33,843
Transportation revenue	1,276	1,221	3,763	3,674
Price risk management activities	(1,827)	4,803	2,705	5,732
Other income, net	(46)	469	(23)	774

Total revenues	5,901	18,033	24,187	44,023

Expenses
Lease operating expenses	2,766	3,018	8,682	8,361
Production taxes	783	1,084	1,921	3,230
Pipeline operating expenses	1,184	1,016	3,633	3,017
Exploration expenses including dry holes	62	67	638	239
Impairment of properties and surrendered leases	21	—	330	73

Total expenses	4,816	5,185	15,204	14,920

Gross Margin Percentage	18.4%	71.2%	37.1%	66.1%
General and administrative	1,513	1,513	4,736	4,433
Depreciation, depletion and amortization expense	4,779	4,926	14,186	14,317
Other expense, net	516	352	1,369	997

Pre-tax income (loss)	(5,723)	6,057	(11,308)	9,356
Benefit (provision) for deferred taxes	2,155	(2,221)	4,043	(3,459)

Net Income (Loss)	(3,568)	3,836	(7,265)	5,897
Preferred stock requirements	930	930	2,792	2,792

Net income (loss) attributable to common stock	$(4,498)	$2,906	$(10,057)	$3,105
Net income (loss) per common share:
Basic	$(0.40)	$0.26	$(0.89)	$0.28

Diluted	$(0.40)	$0.26	$(0.89)	$0.28

Weighted average shares outstanding:
Basic	11,255,229	11,197,681	11,240,945	11,187,298

Diluted	11,255,229	11,226,724	11,240,945	11,207,517

SELECTED BALANCE SHEET DATA

(In thousands)

	September 30,	December 31,
	2012	2011	% Change
Total assets	$158,086	$170,594	-7%
Balance outstanding on credit facility	46,200	42,000	10%
Total stockholders’ equity	47,362	56,209	-16%

SELECTED CASH FLOW DATA

(In thousands)

	Nine months ended September 30,
	2012	2011	% Change
Net cash provided by operating activities	$13,630	$18,782	-27%
Net cash used in investing activities	(20,554)	(12,218)	68%
Net cash provided by (used in) financing activities	1,384	(3,217)	143%

SELECTED OPERATIONAL DATA

	Three months ended September 30,
	2012	2011	% Change
Total production (Mcfe)	2,545,755	2,424,907	5%
Average price realized per Mcfe	$3.80	$4.83	-21%

Use of Non-GAAP Financial Measures

The Company believes that the presentation of “clean earnings” below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges. The measure also excludes the impact of income taxes because the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses clean earnings in its planning and development of target operating models and to enhance its understanding of ongoing operations. Readers should not view clean earnings as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP net income with clean earnings for the three and nine months ended September 30, 2012 and 2011, respectively, contained below.

Reconciliation of Net Income to Clean Earnings

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Income as reported	$(4,498)	$2,906	$(10,057)	$3,105

Add back non-cash items:
Provision (benefit) for income taxes	(2,155)	2,221	(4,043)	3,459
Depreciation, depletion, amortization and accretion expense	4,829	4,969	14,328	14,444
Non-cash gain on derivatives (1)	5,220	(4,575)	8,082	(4,993)
Share-based compensation expense	414	242	1,234	767
Impairments, abandonments and dry hole costs	26	—	792	73
Other non-cash items	7	(70)	16	(211)

Clean Earnings	$3,843	$5,693	$10,352	$16,644

Clean Earnings per Share	$0.34	$0.51	$0.92	$1.49

(1)	Non-cash gain on derivatives is comprised of an unrealized loss (gain) from the Company’s mark-to-market derivative instruments (both commodity contracts and interest rate swaps), resulting from recording the instruments at fair value at each period end.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com